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                                                                      EXHIBIT 12

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

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
                                                   SIX MONTHS
                                                     ENDED                 FISCAL YEAR ENDED OCTOBER 31,
                                                   APRIL 30,    ----------------------------------------------------
                                                      2001        2000       1999       1998       1997       1996
                                                   ----------   --------   --------   --------   --------   --------
                                                                     (IN MILLIONS, EXCEPT RATIOS)
Earnings from continuing operations before
  extraordinary item and taxes...................    $  402      $4,625     $4,194     $3,694     $3,568     $2,915
Minority interest in the income of subsidiaries
  with fixed charges.............................        17           4         14          4         22         22
Undistributed (earnings) or loss of equity
  investees......................................       (41)        (52)         6          7         (7)       (63)
Fixed charges from continuing operations:
  Interest expense and amortization of debt
    discount and premium on all indebtedness.....       160         257        202        235        215        327
  Interest included in rent......................        76         141        130        120        107         96
                                                     ------      ------     ------     ------     ------     ------
  Total fixed charges from continuing
    operations...................................       236         398        332        355        322        423
Earnings before extraordinary item, income taxes,
  minority interest, undistributed earnings or
  loss of equity investees and fixed charges.....    $  614      $4,975     $4,546     $4,060     $3,905     $3,297
                                                     ======      ======     ======     ======     ======     ======
Ratio of earnings to fixed charges...............      2.6x       12.5x      13.7x      11.4x      12.1x       7.8x
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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (earnings from continuing operations before extraordinary item and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include
    (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.